Exhibit 99.1

Zoran Corporation Adjourns Annual Meeting Until July 29, 2005

SUNNYVALE, Calif., July 14 -- Zoran Corporation (Nasdaq: ZRAN), today convened its 2005 Annual Stockholder Meeting.

The stockholders approved the adjournment of the meeting in order to allow the Company to consider certain modifications that would allow it to comply with requirements of the Institutional Shareholder Service regarding one of the proposals submitted to the stockholders. The proposal relates to the adoption of a new equity incentive plan.

In order to allow adequate time for the Company’s Board of Directors to review the proposed modifications and to enable the Company to supplement its proxy statement, as appropriate, to reflect any modifications that the Board may approve, the meeting was adjourned until 11:00 a.m. on Friday, July 29, 2005 and will be reconvened on that date for a vote on all proposals.

About Zoran Corporation

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone and multifunction printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

NOTE: Zoran is a trademark of Zoran Corporation.

All other trademarks are the property of their respective owners.